UNITED STATES OF AMERICA

                            before the

                SECURITIES AND EXCHANGE COMMISSION


In the Matter of

Northeast Utilities                                  Quarterly
The Connecticut Light and Power Company           Certificate as
Western Massachusetts Electric Company              to Partial
Holyoke Water Power Company                        Consummation
Northeast Utilities Service Company                     of
Northeast Nuclear Energy Company                    Transaction
Rocky River Realty Company
North Atlantic Energy Company
Public Service Company of New Hampshire
Quinnehtuk, Inc.
NU Enterprises, Inc.
Select Energy, Inc.
Northeast Generation Company
Northeast Generation Service Company
Mode 1 Communications, Inc.
Select Energy Services, Inc. (formerly HEC, Inc.)
Yankee Gas Services Company
Yankee Energy Financial Services Company
Yankee Energy Services Company
NorConn Properties, Inc.
Yankee Energy System, Inc.

Berlin, Connecticut

File No. 70-9755

(Public Utility Holding Company Act of 1935)


    Pursuant to the Public Utility Holding Company Act of 1935 and Rule 24(a) thereunder, Northeast Utilities and its system companies (the "Companies") hereby certify that the Companies issued and sold short-term debt and entered into system money pool transactions all in accordance with the terms and conditions of, and for the purposes represented by, the Application/Declaration filed by the Company is this proceeding and the Securities and Exchange Commission Order dated December 28, 2000.

    The following attachments contain the required information regarding the issuance and sale of short-term debt and system money pool transactions for the second quarter 2003:

ATTACHMENT

1  NORTHEAST UTILITIES SUMMARY SHEET

   NORTHEAST UTILITIES BANK BORROWINGS

2  THE CONNECTICUT LIGHT AND POWER COMPANY
   SUMMARY SHEET

   THE CONNECTICUT LIGHT AND POWER COMPANY
   BANK BORROWINGS

3  WESTERN MASSACHUSETTS ELECTRIC COMPANY
   SUMMARY SHEET

   WESTERN MASSACHUSETTS ELECTRIC COMPANY
   BANK BORROWINGS

4  HOLYOKE WATER POWER COMPANY
   SUMMARY SHEET

5  NORTHEAST NUCLEAR ENERGY COMPANY
   SUMMARY SHEET

6  ROCKY RIVER REALTY COMPANY
   SUMMARY SHEET

7  NORTH ATLANTIC ENERGY COMPANY
   SUMMARY SHEET

8  PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
   SUMMARY SHEET

   PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
   BANK BORROWINGS

9  QUINNEHTUK, INC.
   SUMMARY SHEET

10 NORTHEAST UTILITIES SYSTEM MONEY POOL

11 NU ENTERPRISES, INC.
   SUMMARY SHEET

12 SELECT ENERGY, INC.
   SUMMARY SHEET

13 NORTHEAST GENERATION COMPANY
   SUMMARY SHEET

Page 2



14 NORTHEAST GENERATION SERVICE COMPANY
   SUMMARY SHEET

15 MODE 1 COMMUNICATIONS, INC.
   SUMMARY SHEET

16 Select Energy Services, Inc. (formerly HEC, Inc.)
   SUMMARY SHEET

17 YANKEE GAS SERVICES COMPANY
   SUMMARY SHEET

   YANKEE GAS SERVICES COMPANY
   BANK BORROWINGS

18 YANKEE ENERGY FINANCIAL SERVICES COMPANY
   SUMMARY SHEET

19 YANKEE ENERGY SERVICES COMPANY
   SUMMARY SHEET

20 NORCONN PROPERTIES, INC.
   SUMMARY SHEET

21 YANKEE ENERGY SYSTEM, INC.
   SUMMARY SHEET




Dated as of June 30, 2003



                              Northeast Utilities Service Company


                              /s/ Randy A. Shoop
                              Assistant Treasurer - Finance


                          ATTACHMENT 1


COMPANY:   Northeast Utilities

PERIOD: April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                  $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                   $82,000,000

THERE WAS $0 OF COMMERCIAL PAPER AND $63,000,000 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON June 30, 2003.

MONEY POOL BALANCE ON June 30, 2003:  Invested $180,900,000


                                   AMOUNT
NAME OF BANK                         $         DATE SOLD


Union Bank of California      $30,000,000      03/20/03
Union Bank of California      $30,000,000      03/26/03
* Union Bank of California    $30,000,000      04/22/03
* Union Bank of California    $30,000,000      04/28/03
Union Bank of California      $ 6,000,000      05/07/03
Union Bank of California      $10,000,000      05/20/03
* Union Bank of California    $30,000,000      05/22/03
* Union Bank of California    $30,000,000      05/28/03
Union Bank of California      $ 8,000,000      05/29/03
Union Bank of California      $ 5,000,000      05/30/03
Union Bank of California      $ 9,000,000      06/02/03
Union Bank of California      $39,000,000      06/27/03
Union Bank of California      $24,000,000      06/30/03


*REPRESENTING REFINANCING OF MATURING LOANS

DATED June 30, 2003

                                        NORTHEAST UTILITIES

                                        BY /s/ Randy A. Shoop

                                        ITS ASSISTANT TREASURER-FINANCE


                           ATTACHMENT 2



COMPANY:  The Connecticut Light and Power Company

PERIOD:  April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                     $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                      $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON June 30, 2003.

MONEY POOL BALANCE ON June 30, 2003:  Borrowed $15,300,000


                                   AMOUNT
NAME OF BANK                         $         DATE SOLD


                                    -0-



*REPRESENTING REFINANCING OF MATURING LOANS

DATED June 30, 2003

                                        THE CONNECTICUT LIGHT AND POWER
                                        COMPANY

                                        BY /s/ Randy A. Shoop

                                        ITS TREASURER


                           ATTACHMENT 3



COMPANY:  Western Massachusetts Electric Company

PERIOD:  April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $25,000,000

THERE WAS $0 OF COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON June 30, 2003.

MONEY POOL BALANCE ON June 30, 2003:   Borrowed $79,400,000

                                    AMOUNT
NAME OF BANK                          $               DATE SOLD

* Citibank                         $10,000,000         03/10/03
* Citibank                         $10,000,000         04/10/03
Citibank                           $15,000,000         05/01/03
* Citibank                         $10,000,000         05/05/03
* Citibank                         $10,000,000         05/12/03


*REPRESENTS REFINANCING OF MATURITY LOANS

DATED June 30, 2003

                           WESTERN MASSACHUSETTS ELECTRIC COMPANY

                           BY /s/ Randy A. Shoop

                           ITS ASSISTANT TREASURER - FINANCE


                           ATTACHMENT 4



COMPANY:  Holyoke Water Power Company

PERIOD:  April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS NO COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON June 30, 2003.

MONEY POOL BALANCE ON June 30, 2003:  Invested $1,100,000

                           ATTACHMENT 5


COMPANY:  Northeast Nuclear Energy Company

PERIOD:  April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS NO COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON June 30, 2003.

MONEY POOL BALANCE ON June 30, 2003: Invested $48,300,000


                           ATTACHMENT 6

COMPANY:  Rocky River Realty Company

PERIOD:  April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS NO COMMERCIAL PAPER AND $ 0 SHORT-TERM
NOTES TO BANKS OUTSTANDING ON June 30, 2003.

MONEY POOL BALANCE ON June 30, 2003:  Borrowed $11,100,000


                           ATTACHMENT 7



COMPANY:  North Atlantic Energy Company

PERIOD: April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $-0-

THERE WAS NO COMMERCIAL PAPER AND $ 0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.

MONEY POOL BALANCE ON June 30, 2003:  Invested $19,000,000

                           ATTACHMENT 8



COMPANY:  Public Service Company of New Hampshire

PERIOD: April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                 $35,000,000

THERE WAS NO COMMERCIAL PAPER AND $-0-
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.

MONEY POOL BALANCE ON June 30, 2003: Borrowed $63,800,000


                                     AMOUNT
NAME OF BANK                            $             DATE SOLD

*  Citibank                        $ 15,000,000        03/20/03
*  Citibank                        $ 10,000,000        04/22/03
*  Citibank                        $ 10,000,000        05/22/03
Citibank                           $ 25,000,000        05/30/03



*REPRESENTS REFINANCING OF MATURITY LOANS

DATED June 30, 2003

                           PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

                           BY /s/ Randy A. Shoop

                           ITS ASSISTANT TREASURER - FINANCE

                             ATTACHMENT 9



COMPANY:  Quinnehtuk, Inc.

PERIOD: April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING
 ON June 30, 2003   $0

MONEY POOL BALANCE ON June 30, 2003   Borrowed $4,000,000


































                           ATTACHMENT 10


                      SEE ATTACHED DOCUMENTS


                           ATTACHMENT 11


COMPANY:  NU Enterprises, Inc.

PERIOD:  April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003   $0

MONEY POOL BALANCE ON June 30, 2003:  Invested $16,100,000


                           ATTACHMENT 12


COMPANY:  Select Energy, Inc.

PERIOD:  April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003     $0

MONEY POOL BALANCE ON June 30, 2003:  Borrowed $35,200,000


                           ATTACHMENT 13


COMPANY:  Northeast Generation Company

PERIOD:  April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.
MONEY POOL BALANCE ON June 30, 2003:  Invested $10,000,000

TEMPORARY CASH INVESTMENTS ON June 30, 2003: Invested $25,394,156

                           ATTACHMENT 14


COMPANY:  Northeast Generation Service Company

PERIOD:  April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.     $0

MONEY POOL BALANCE ON June 30, 2003:  Borrowed $14,300,000


                           ATTACHMENT 15


COMPANY:  Mode 1 Communications, Inc.

PERIOD:   April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.  $0

MONEY POOL BALANCE ON June 30, 2003:  Invested $4,000,000



                           ATTACHMENT 16


COMPANY:  Select Energy Services Inc. (formerly HEC, Inc.)

PERIOD:   April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.  $0

MONEY POOL BALANCE ON June 30, 2003:  Borrowed $500,000


                           ATTACHMENT 17


COMPANY:  Yankee Gas Services Company

PERIOD:   April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $10,000,000

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.

MONEY POOL BALANCE ON June 30, 2003:  Borrowed $52,900,000

                                  AMOUNT
NAME OF BANK                                  $   DATE SOLD


* Citibank                    $10,000,000               03/10/03
* Citibank                    $10,000,000               04/10/03
* Citibank                    $10,000,000               05/12/03



*REPRESENTING REFINANCING OF MATURING LOANS

DATED June 30, 2003

                              Yankee Gas Services Company

                              BY /s/ Randy A. Shoop

                              ITS ASSISTANT TREASURER-FINANCE


                           ATTACHMENT 18


COMPANY:  Yankee Energy Financial Services Company

PERIOD:   April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.  $0

MONEY POOL BALANCE June 30, 2003:  Borrowed $3,500,000


                           ATTACHMENT 19


COMPANY:  Yankee Energy Services Company

PERIOD:   April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.  $0

MONEY POOL BALANCE ON June 30, 2003:  Invested $100,000

                           ATTACHMENT 20


COMPANY:  NorConn Properties, Inc.

PERIOD:   April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.  $0

MONEY POOL BALANCE ON June 30, 2003:  Borrowed $1,200,000

                          ATTACHMENT 21


COMPANY:  Yankee Energy System, Inc.

PERIOD:   April 1, 2003 through June 30, 2003

MAXIMUM COMMERCIAL PAPER OUTSTANDING AT
ANY ONE TIME:                                 $-0-

MAXIMUM COMBINED AMOUNT OF SHORT-TERM
NOTES TO BANKS AND COMMERCIAL PAPER
OUTSTANDING AT ANY ONE TIME:                  $-0-

THERE WAS $0 OF COMMERCIAL PAPER AND $0
 SHORT-TERM NOTES TO BANKS OUTSTANDING ON June 30, 2003.  $0

MONEY POOL BALANCE ON June 30, 2003: Invested $1,700,000


                     UNITED STATES OF AMERICA

                            before the

                SECURITIES AND EXCHANGE COMMISSION

In the Matter of

Northeast Utilities                             Quarterly
                                              Certificate as
                                                to Partial
                                              Consummation of
                                           Transaction $350 Million
                                          NU Parent Credit Agreement


Berlin, Connecticut

File No. 70-9755

(Public Utility Holding Company Act of 1935)


   Pursuant to the Public Utility Holding Company Act of 1935 and Rule 24(a) thereunder, Northeast Utilities hereby certifies that it maintains a $350 Million Credit Agreement dated November 12, 2002 with Union Bank of California, as Administrative Agent.

    As of June 30, 2003, Northeast Utilities had $63,000,000 outstanding for this facility.

Dated: June 30, 2003

                              Northeast Utilities



                              /s/ Randy A. Shoop
                              Randy A. Shoop
                              Assistant Treasurer - Finance





                     UNITED STATES OF AMERICA

                            before the

                SECURITIES AND EXCHANGE COMMISSION

In the Matter of

                                                 Quarterly
The Connecticut Light and Power Company       Certificate as
Western Massachusetts Electric Company          to Partial
Public Service Company of New Hampshire       Consummation of
Yankee Gas Services Company                Transaction $300 Million
                                          Revolving Credit Agreement


Berlin, Connecticut

File No. 70-9755

(Public Utility Holding Company Act of 1935)


   Pursuant to the Public Utility Holding Company Act of 1935 and Rule 24(a) thereunder, The Connecticut Light and Power Company, Western Massachusetts Electric Company, Yankee Gas Services Company and Public Service Company of New Hampshire hereby certify that they maintain a $300 Million Revolving Credit Agreement dated November 12, 2002 with Citibank, N.A. as Administrative Agent.

    As of June 30, 2003, The Connecticut Light and Power Company had $0 outstanding, Western Massachusetts Electric Company had $0 outstanding, Yankee Gas Services Company had $0 outstanding, and Public Service Company of New Hampshire had $0 outstanding on this facility.

Dated: June 30, 2003

                                 Northeast Utilities


                                 /s/ Randy A. Shoop
                                 Randy A. Shoop
                                 Treasurer - The Connecticut Light and
                                   Power Company
                                 Assistant Treasurer - Western
                                   Massachusetts Electric Company,
                                 Yankee Gas Services Company
                                 Public Service Company of New
                                   Hampshire